Exhibit 10.30

Side Agreement

This Side Agreement (“Agreement”) is hereby executed by HNR Acquisition Corp., its successors and assigns (“Company”), and Dante Caravaggio (“Investor”) as of October 1, 2021.

This Agreement includes terms of a global agreement between Company and Investor that are not contained in other documents between the parties but represent important conditions, modifications, and enhancement to other Agreement. The parties agree to the following terms:

1.	The Investor will be appointed chief executive officer for the Company’s infrastructure or service division within 30 days after completion of the first infrastructure or service acquisition by the Company. Upon completion of the first acquisition for the Company’s infrastructure or service division, the Investor will receive a stock grant of 500,000 common shares of the Company. Additionally, the Investor will receive a compensation and benefits package which is appropriate for this position and will only be terminable for cause during the first three years of his employment. Furthermore, the Company is contemplating a right to acquire its initial target that is not an infrastructure or service company. In the even the Company exercises it right to acquire such target the Company shall offer the Investor an employment opportunity with the acquired target that will include a compensation and benefits package commensurate with Investors’ qualifications.

2.	The Investor’s expenses that have been previously submitted to Don Orr and approved are attached hereto. Payment will be made within 7 days after the stock begins trading.

3.	The previous Agreement and Addendum executed between the Company and Investor, the Company agreed to pay Investor or his affiliate, Alexandria VMA Capital, LLC (“LLC”) a two percent (2%) success fee upon the completion and acquisition of each target introduced to the Company by the Investor. For and in consideration of the extraordinary services rendered by the Investor the Company agrees to pay the Investor a one per cent (1%) success fee upon the closing of the Legacy Reserves East Texas assets and at such time DE-SPAC has occurred. Investor is also eligible, by contract, for a 2% commission for funds he raises to support the SPAC Founders Capital Raise. The aforementioned success fee shall be paid within five (5) business days from the completion and closing of such an acquisition.

4.	If the Company acquires a target identified by the Investor (or his affiliates) and the Investor has earned a two per cent (2%) success fee, then the Company shall first deduct from the two per cent (2%) success fee proceeds the amount the Investor was paid from its one per cent (1%) success fee proceeds described in paragraph 3 above. Such payment does not dimmish any future rights that might be earned by the Investor in previous agreements.

5.	Assuming the Company is successful in becoming a publicly-traded company and once Investor is allowed to sell his units, the Company hereby gives Investor a twelve (12) month put right after the shares are publicly floated to sell all or any portion of his common stock to the Company at a price of $15 per share. The Investor shall provide sixty (60) days’ notice of his intent to exercise his put right by providing the Company with the number of shares he intends to sell in writing.

6.	The board will recommend Investor as a board member for election at the first election after going public. Assuming Investor is elected to the board of directors, Investor shall receive compensation similar to other internal board members but shall not receive less than $100,000 each 12-month period in Company common stock based on last 30 day trailing weighted average price.

7.	The Investor will be covered by the Company’s director and office insurance and covered by a standard Company indemnification obligation for all acts not determined by a trier of fact to be grossly negligent or willful misconduct.

Executed as of the date first above.

Company:	HNR Acquisition Corporation

	By:	/s/ Donald Orr
	Name:	Donald Orr
	Title:	President

Investor:	/s/ Dante Caravaggio
Dante Caravaggio